News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS, INC. REPORTS FIRST QUARTER 2025 RESULTS

Tampa, FL - April 28, 2025. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the first quarter ended March 31, 2025.

Highlights

First Quarter
•Diluted earnings per share of $1.65 versus $0.56 in 2024
•Adjusted diluted earnings per share increased 64% to $1.67
•Segment income improved $90 million, or 29% to $398 million
•Returned $233 million to shareholders including $203 million of share repurchases

2025 Outlook
•Expect second quarter adjusted diluted earnings per share of $1.80 to $1.90
•Increasing full-year guidance range for adjusted diluted earnings per share of $6.70 to $7.10 with adjusted free cash flow of approximately $800 million
•Reaffirming long-term net leverage ratio target of 2.5x

“Crown got off to an excellent start for the year, driven by strong performances in each of our global beverage can businesses,” said Timothy J. Donahue, Chairman, President and Chief Executive Officer. “Combined first quarter beverage can segment income climbed 24% over the prior year, attributable to robust volumes in Brazil and Europe and outstanding operational performance throughout the manufacturing network. Beverage can volume growth in North America, in the low-single digit range, was also better than expected. Increased volumes and improved manufacturing efficiencies propelled a significant advance in income in our North American food can and closures businesses, while Transit Packaging performed in line with expectations.

“With respect to global trade tensions, the Company believes it is well-positioned, as essentially all products sold domestically are produced domestically. Moreover, for those select raw materials or components that may need to be imported, our contracts contain tariff pass-through provisions. The Crown team is working diligently in this dynamic environment to optimize supply chains and minimize the potential impact of tariffs.

“We continue to be optimistic about the full-year 2025, as trailing twelve month adjusted EBITDA at the end of the first quarter exceeded $2 billion for the first time and is already $90 million higher than in 2024. Additionally, we remain optimistic about the future for beverage cans, supported by continued growth in global demand. As the most sustainable beverage packaging option, beverage cans continue to gain share against other formats, benefiting from both substitution and being the package of choice for approximately 80% of new beverage product introductions," concluded Donahue.

Net sales in the first quarter were $2,887 million compared to $2,784 million in the first quarter of 2024 reflecting higher beverage can shipments in Americas and European Beverage and the pass-through of $94 million in higher material costs, partially offset by unfavorable foreign currency of $31 million.

Income from operations was $365 million in the first quarter compared to $245 million in the first quarter of 2024. Segment income in the first quarter of 2025 was $398 million compared to $308 million in the prior year first quarter driven by higher beverage can shipments in Americas and European Beverage and improved manufacturing performance, including savings realized as part of prior year restructuring actions.

Net income attributable to Crown Holdings in the first quarter was $193 million compared to $67 million in the first quarter of 2024. Reported diluted earnings per share were $1.65 in the first quarter of 2025 compared to $0.56 in 2024. Adjusted diluted earnings per share were $1.67 compared to $1.02 in 2024.

Outlook
“We are mindful of the wide range of possible outcomes related to tariff increases, including potential impacts on consumers and industrial activity. However, with performance in the first quarter significantly ahead of earlier expectations and demand remaining

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
firm, the Company increases its full-year 2025 guidance range to $6.70 to $7.10 of adjusted diluted earnings per share, with second quarter adjusted diluted earnings per share expected to be in the range of $1.80 to $1.90,” commented Kevin C. Clothier, Senior Vice President and Chief Financial Officer.

The Company expects to generate approximately $800 million in adjusted free cash flow in 2025 after capital spending of approximately $450 million, and it expects the adjusted effective tax rate to be approximately 25%.

Non-GAAP Measures
Segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, cash flow, leverage ratio, net income, effective tax rates, diluted earnings per share or interest expense and interest income prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.
The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measures of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends. The Company believes that adjusted net income, segment income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations, Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA can be found within this release. Reconciliations of estimated adjusted diluted earnings per share, adjusted free cash flow, the adjusted effective tax rates and adjusted net leverage ratio for the second quarter and full year of 2025 to estimated diluted earnings per share, operating cash flow, the effective tax rate and income from operations on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share, the adjusted effective tax rates and adjusted net leverage ratio, and could have a significant impact on earnings per share, the effective tax rate and income from operations on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters.

Conference Call
The Company will hold a conference call tomorrow, April 29, 2025, at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on May 6, 2025. The telephone numbers for the replay are 203-369-3270 or toll free 800-395-6236.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to continue to operate its plants, distribute its products and maintain its supply chain; the future impact of currency translation; the continuation of performance and market trends in 2025, including consumer preference for beverage cans and global beverage can demand; the future impact of inflation, including the potential for higher interest rates and energy prices and the Company’s ability to recover raw material and other inflationary costs, including tariffs and retaliatory trade measures; future demand for food cans; the Company’s ability to deliver continuous operational improvement; future demand in the Transit Packaging segment; and the Company’s ability to increase cash flow and to further reduce net leverage, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
the Company's Form 10-K Annual Report for the year ended December 31, 2024 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods and industrial products. World headquarters are located in Tampa, Florida.

For more information, contact:
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Net sales	$2,887	$2,784

Cost of products sold	2,262	2,247
Depreciation and amortization	110	115
Selling and administrative expense	152	154
Restructuring and other	(2)	23
Income from operations (1)	365	245
Other pension and postretirement	5	11
Foreign exchange	2	7
Earnings before interest and taxes	358	227
Interest expense	99	113
Interest income	(13)	(20)
Income from operations before income taxes	272	134
Provision for income taxes	46	40
Equity earnings	1	(1)
Net income	227	93
Net income attributable to noncontrolling interests	34	26
Net income attributable to Crown Holdings	$193	$67

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$1.65	$0.56
Diluted	$1.65	$0.56

Weighted average common shares outstanding:
Basic	116,672,836	119,574,366
Diluted	117,039,580	119,815,849
Actual common shares outstanding at quarter end	116,393,894	120,780,403

(1) Reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended March 31,
	2025	2024
Income from operations	$365	$245
Intangibles amortization	35	40
Restructuring and other	(2)	23
Segment income	$398	$308

Segment Information

Net Sales	Three Months Ended March 31,
	2025	2024
Americas Beverage	$1,320	$1,222
European Beverage	512	482
Asia Pacific	279	279
Transit Packaging	482	520
Other (1)	294	281
Total net sales	$2,887	$2,784

Segment Income

Americas Beverage	$236	$189
European Beverage	67	51
Asia Pacific	47	42
Transit Packaging	60	68
Other (1)	29	8
Corporate and other unallocated items	(41)	(50)
Total segment income	$398	$308

(1) Includes the Company’s food can, aerosol can and closures businesses in North America, and beverage tooling and equipment operations in the U.S. and United Kingdom.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended March 31,
	2025		2024
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$193	$1.65	$67	$0.56
Intangibles amortization (1)	35	0.30	40	0.33
Restructuring and other (2)	(2)	(0.02)	23	0.19
Income taxes (3)	(31)	(0.26)	(11)	(0.09)
Equity earnings (4)			3	0.03
Adjusted net income/diluted earnings per share	$195	$1.67	$122	$1.02

Effective tax rate as reported	16.9%		29.9%

Adjusted effective tax rate	25.2%		25.9%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the first quarters of 2025 and 2024, the Company recorded charges of $35 million ($27 million net of tax) and $40 million ($31 million net of tax) for intangibles amortization arising from prior acquisitions.

(2)In the first quarter of 2025, the Company recorded net restructuring and other gains of $2 million ($2 million net of tax). In the first quarter of 2024, the Company recorded net restructuring and other charges of $23 million ($22 million net of tax) for business reorganization activities.

(3)The Company recorded income tax benefits of $31 million and $11 million in the first quarters of 2025 and 2024, primarily related to an income tax benefit of $22 million from an internal reorganization in the first quarter of 2025 and the items described above.

(4) In the first quarter of 2024, the Company recorded its proportional share of intangible amortization and restructuring charges, net of tax, recorded by its European tinplate equity method investment, in the line Equity earnings.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)
March 31,	2025	2024
Assets
Current assets
Cash and cash equivalents	$779	$1,123
Receivables, net	1,702	1,637
Inventories	1,527	1,610
Prepaid expenses and other current assets	212	211
Total current assets	4,220	4,581

Goodwill and intangible assets, net	4,021	4,290
Property, plant and equipment, net	4,939	5,049
Other non-current assets	661	771
Total assets	$13,841	$14,691

Liabilities and equity
Current liabilities
Short-term debt	$202	$87
Current maturities of long-term debt	1,491	743
Accounts payable and accrued liabilities	3,145	3,034
Total current liabilities	4,838	3,864

Long-term debt, excluding current maturities	4,743	6,623
Other non-current liabilities	1,088	1,272

Noncontrolling interests	478	462
Crown Holdings shareholders' equity	2,694	2,470
Total equity	3,172	2,932
Total liabilities and equity	$13,841	$14,691

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Three months ended March 31,	2025	2024

Cash flows from operating activities
Net income	$227	$93
Depreciation and amortization	110	115
Restructuring and other	(2)	23
Pension and postretirement expense	10	16
Pension contributions	25	4
Stock-based compensation	14	12
Working capital changes and other	(370)	(365)

Net cash provided by/used for operating activities	14	(102)

Cash flows from investing activities
Capital expenditures	(33)	(94)
Other	34	13

Net cash provided by/used for investing activities	1	(81)

Cash flows from financing activities
Net change in debt	108	60
Dividends paid to shareholders	(30)	(30)
Common stock repurchased	(203)	(5)
Dividends paid to noncontrolling interests	(28)	(15)
Other, net		(1)

Net cash used for/provided by financing activities	(153)	9

Effect of exchange rate changes on cash and cash equivalents	1	(8)

Net change in cash and cash equivalents	(137)	(182)
Cash and cash equivalents at January 1	1,016	1,400

Cash, cash equivalents and restricted cash at March 31 (1)	$879	$1,218

(1)Cash and cash equivalents include $100 million and $95 million of restricted cash at March 31, 2025 and 2024.

Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation of net cash from operating activities to adjusted free cash flow for the three months ended March 31, 2025 and 2024 follows.

	Three Months Ended March 31,
	2025	2024
Net cash provided by/used for operating activities	$14	$(102)
Interest included in investing activities (2)	13	13
Capital expenditures	(33)	(94)
Adjusted free cash flow	$(6)	$(183)

(2)Interest benefit of cross currency swaps included in investing activities.

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Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation – Favorable/(Unfavorable) (1)

	Three Months Ended March 31, 2025
	Net Sales	Segment Income
Americas Beverage	$(13)	$
European Beverage	(8)	(1)
Asia Pacific	4	1
Transit Packaging	(14)	(2)
Corporate and other
	$(31)	$(2)

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by dividing the current U.S. dollar results by current year average foreign exchange rates and then multiplying those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA and Adjusted Net Leverage Ratio

	Q1 2025	Q1 2024	Full Year 2024	Twelve Months Ended March 31, 2025
Income from operations	$365	$245	$1,419	$1,539
Add:
Intangibles amortization	35	40	151	146
Restructuring and other	(2)	23	75	50
Segment income	398	308	1,645	1,735
Depreciation	75	75	297	297
Adjusted EBITDA	$473	$383	$1,942	$2,032

Total debt			$6,204	$6,436
Less cash			918	779
Net debt			$5,286	$5,657

Adjusted net leverage ratio			2.7x	2.8x